SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant	[X]
Filed by a Party other than the Registrant	[ ]

Check the appropriate box:
[  ] Preliminary Proxy Statement
[  ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[  ] Definitive Proxy Statement
[X] Definitive Additional Materials
[  ] Soliciting Material under Rule 14a-12

PROFESSIONALLY MANAGED PORTFOLIOS
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
(4)	Proposed maximum aggregate value of transaction:
(5)	Total Fee Paid:
[ ]	Fee paid previously with preliminary materials.
[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

Solicitation Script
Regarding

REORGANIZATION OF
FundX ETF Upgrader Fund
FundX ETF Aggressive Upgrader Fund

Outbound Greeting:

Hello is Mr. /Ms. __________ available please?

Hi Mr. /Ms. __________, my name is <_______> and I am calling from FundX Investment Group.  Recently we sent you proxy materials because you are a shareholder of the FundX ETF Upgrader Fund (REMIX) / FundX ETF Aggressive Upgrader Fund (UNBOX).

We are asking for your vote to approve the proposal to merge the FundX ETF Upgrader Fund (REMIX) into the FundX Upgrader Fund (FUNDX) / FundX ETF Aggressive Upgrader Fund (UNBOX) into the FundX Aggressive Upgrader Fund (HOTFX).

A meeting of shareholders is scheduled for April 25, 2014 where shareholders of the funds will be asked to vote on the reorganization of the funds.  If approved, the transactions will take place shortly thereafter.

I want to first confirm that you have received the proxy materials.

If yes:  We (the advisor) and the independent board of trustees recommend that shareholders vote to approve the proposal.

If no: Can I review the proposal with you now?

If yes:

After careful consideration, FundX Investment Group (“FundX”), the ETF Funds’ investment adviser has recommended, and the Trust Board approved, and are recommending to shareholders that they approve, the reorganization of the FundX ETF Upgrader Fund and the FundX ETF Aggressive Upgrader Fund into the FundX Upgrader Fund and the FundX Aggressive Upgrader Fund, respectively, (each, an “Upgrader Fund” and collectively, the “Upgrader Funds”) also existing series of the Trust (the “Reorganization”).

If the proposed Reorganization is approved, your current shares in an ETF Fund or both ETF Funds will be exchanged for shares of the corresponding Upgrader Fund at the closing of the Reorganization.  This exchange is expected to be a tax free exchange for shareholders.  You would be able to redeem shares of each ETF Fund in the ordinary course until the last business day before the closing.  The ETF Funds are no longer available for purchase.  Redemption requests received after that time will be treated as redemption requests for shares of the Upgrader Funds received in connection with the Reorganization.

For the reasons above, FundX and the Trustees believe your interests will be better served over time by voting in favor of the Reorganization.  If the proposals are approved at the shareholder meeting on April 25, 2014, the transactions will take place shortly thereafter, and you will own shares of equal value in the corresponding Upgrader Fund on the day of the transactions.

If no: I can have the proxy materials sent to you.  I will follow up next week and hopefully you will have them so I can answer any questions. Your vote is very important to us. Thank you.

If you have any questions I would be happy to answer them.  Otherwise, I would like to get the proxy service on the line and it will take no more than 90 seconds to cast your vote.

In case we get disconnected, the number to vote is 800-814-8954.

Again, my name is ____ if you ever have any questions about your investment in the FundX Upgrader Funds, I hope you keep my number (xxx-xxx-xxxx) and give me a call any time.  We thank you for your continued investment.

If Not Interested:
(Use rebuttal) “I am sorry for the inconvenience.  Please be aware that as a shareholder, your vote is very important.  If you can find the time to fill out and return your proxy card at your earliest convenience that would be greatly appreciated.  You can also vote by Internet or telephone as outlined in the proxy materials if you prefer.  Thank you again for your time today, and have a wonderful day/evening. “

ANSWERING MACHINE MESSAGE:
“Hello, my name is <__________> and I am calling from FundX Investment Group.  You should have received proxy material electronically or in the mail concerning the Special Meeting of Shareholders for FundX ETF Upgrader Fund (REMIX) / FundX ETF Aggressive Upgrader Fund (UNBOX) to be held on April 25, 2014.”

“Your vote is very important.  Please sign, date and promptly mail your proxy card in the postage-paid envelope provided.  Internet and telephone voting are also available.  To vote over the Internet please follow the instructions provided in the proxy materials.  If you have any questions, would like to vote over the telephone or need new proxy materials, call toll-free at 800-814-8954and a proxy voting specialist will assist you.  Specialists are available Monday through Friday, 9:00 AM to 10:00 PM Eastern Time.  Voting takes just a few moments and will benefit all shareholders.  Thank you for your prompt attention to this matter.”